SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2005

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed, PriceSmart, Inc. (the “Company”) entered into an agreement dated August 5, 2005 (the “Agreement”) to sell its interest (the “Divestiture”) in PSMT Philippines, Inc. (“PSMT Philippines”), the Company’s Philippines subsidiary, and resolve all outstanding litigation between the Company and E-Class Corporation (“E-Class”), one of the minority shareholders of PSMT Philippines and its affiliates. The Divestiture was consummated on August 12, 2005.

Under the terms of the Agreement, the Company transferred its shares in PSMT Philippines to E-Class’ principal William Go in exchange for dismissal of all pending litigation in the Philippines and the San Diego Superior Court, a mutual release of all claims, and agreements by E-Class and Go to indemnify the Company and its officers, directors, stockholders and agents and to hold them harmless from any and all claims arising out of or associated with the following:

•	five ground leases under which PSMT Philippines is a tenant;

•	approximately $6 million of debt borrowed by PSMT Philippines, 52% of which is guaranteed by the Company;

•	any and all lawsuits against PSMT Philippines;

•	any taxes, duties or VAT owed under Philippine law with respect to merchandise previously shipped, imported or cleared by Go, his affiliates or PSMT Philippines;

•	liabilities to PSMT Philippines employees for compensation, benefits and retirement benefits, including any severance obligations;

•	any membership refunds or other liability to members in the event the membership concept is terminated or the business is closed;

•	any claims made against the Company or its officers, directors, stockholders or agents by Go affiliates; or

•	Go’s, E-Class’ or PSMT Philippines’ revival, reinstitution or pursuit of the litigation and claims released pursuant to the Agreement.

E-Class and Go also agreed to become directly liable for $9.5 million of debt currently owed by PSMT Philippines to the Company and to accept the business of PSMT Philippines and the Company’s shares in PSMT Philippines on an “as-is” basis, without any representations or warranties about the business of PSMT Philippines or its prospects, assets or liabilities.

The Company has agreed to indemnify PSMT Philippines and its officers, directors, stockholders and agents and to hold them harmless from any claims arising out of previously settled litigation between the Company and its prior Philippines licensee. The Company will have the right, but not the obligation, to continue to make available U.S. exports to PSMT Philippines on a COD basis and will provide information technology services for an agreed-upon period of time. The Company also will allow PSMT Philippines to use for one year the “PriceSmart” name at the four current warehouse clubs in Manila, subject to certain specified conditions.

The Company expects to take a pre-tax charge to earnings in the Company’s fiscal fourth quarter currently estimated to be approximately $20 million to write-off amounts owed to the Company by PSMT Philippines primarily related to past merchandise shipments as well as the write-down of certain assets to expected net realizable value.

The description of the terms and conditions of the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(b) Pro forma financial information.

The Divestiture was consummated on August 12, 2005. The unaudited pro forma consolidated financial information shown below is based on audited and unaudited historical financial statements of the Company. The unaudited pro forma financial information presented reflects the estimated pro forma effect of the Divestiture.

The unaudited pro forma consolidated financial statements are as follows:

•	an unaudited pro forma consolidated balance sheet as of May 31, 2005, giving effect to the Divestiture as if it occurred on May 31, 2005;

•	an unaudited pro forma consolidated statement of operations for the nine months ended May 31, 2005, giving effect to the Divestiture as if it had occurred on September 1, 2004; and

•	an unaudited pro forma condensed consolidated statement of operations for the year ended August 31, 2004, giving effect to the Divestiture as if it had occurred on September 1, 2003.

The unaudited pro forma consolidated financial statements include specific assumptions and adjustments related to the Divestiture. These pro forma adjustments have been made to illustrate the anticipated financial effect of the Divestiture. The adjustments are based upon available information and assumptions that the Company believes are reasonable as of the date of this filing. However, actual adjustments may differ materially from the information presented. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated financial statements. The pro forma consolidated statements of operations do not take into consideration the pre-tax charge of $19.1 million expected as a result of the disposition of PSMT Philippines that would have applied as of May 31, 2005. The pro forma financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended August 31, 2004, and the unaudited financial statements filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2005.

The unaudited pro forma consolidated financial information presented herein is for informational purposes only. It is not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Divestiture been completed as of the dates presented. The information is not representative of future results of operations or financial position.

PRICESMART, INC.

Pro Forma Consolidated Balance Sheet

As of May 31, 2005

(unaudited - amounts in thousands)

	As Reported	Business Disposition (a)	Notes	Pro forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,269	$(818)	(b)	$29,451
Short-term restricted cash	7,279	—		7,279
Receivables, net of allowance for doubtful accounts	3,590	152	(c)	3,742
Merchandise inventories	65,460	(7,106)		58,354
Prepaid expenses and other current assets	10,740	(877)	(c), (d)	9,863

Total current assets	117,338	(8,649)		108,689

Long-term restricted cash	10,798	(10,200)		598
Property and equipment, net	165,184	(25,120)		140,064
Goodwill	29,733	—		29,733
Deferred tax asset	14,475	11,238	(h)	25,713
Other assets	7,692	995	(e)	8,687
Long-term receivables from unconsolidated affiliate	1,586	—		1,586
Investment in unconsolidated affiliate	7,394	—		7,394

TOTAL ASSETS	$354,200	$(31,736)		$322,464

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short - term borrowings	$1,932	$—		$1,932
Accounts payable	54,663	(5,620)		49,043
Accrued salaries and benefits	4,724	(213)		4,511
Deferred membership income	4,894	(361)		4,533
Income taxes payable	1,396	(1)		1,395
Deferred tax liabilities	743	—		743
Other accrued expenses	13,963	(122)	(f)	13,841
Long-term debt, current portion	8,727	(3,310)		5,417

Total current liabilities	91,042	(9,627)		81,415

Deferred rent	1,593	(795)		798
Accrued closure costs, net of current portion	3,634	—		3,634
Long-term debt, net of current portion	37,856	(13,406)		24,450

Total liabilities	134,125	(23,828)		110,297

Minority interest	2,717	—		2,717

STOCKHOLDERS’ EQUITY:
Preferred stock - Series A	—	—		—
Preferred stock - Series B	—	—		—
Common stock	3	—		3
Additional paid-in capital	318,235	—		318,235
Tax benefit from exercise of stock options	3,379	—		3,379
Notes receivable from stockholders	(29)	—		(29)
Deferred compensation	(1,247)	—		(1,247)
Accumulated other comprehensive loss	(16,790)	—		(16,790)
Accumulated deficit	(76,760)	(7,908)	(g)	(84,668)
Less: treasury stock at cost	(9,433)	—		(9,433)

Total stockholders’ equity	217,358	(7,908)		209,450

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$354,200	$(31,736)		$322,464

Notes:

(a)	Except as noted, to eliminate the assets and liabilities attributable to PSMT Philippines.

The amounts in the Business Disposition column, also include the following adjustments:

(b)	This adjustment includes an increase due to the expected net proceeds of $97,000 from the unwinding of the back-to-back loan between PSMT Philippines and two local banks, which will be paid directly to the Company.

(c)	These adjustments include a decrease from the net write-off of a receivable owed to the Company by William Go for $645,000.

(d)	This adjustment includes an increase of $904,000 for the short-term portion of principal and interest owed by PSMT Philippines to the Company for the loan that the Company acquired from the International Finance Corp. during fiscal 2005, which continues to be owed to the Company.

(e)	This adjustment includes an increase of $4,132,000 for the estimated recoverable amount of the long-term portion of principal on the loan described in (d) above.

(f)	This amount includes an increase of $450,000 as an estimate of the costs associated with the disposal of PSMT Philippines.

(g)	This amount represents the after-tax effect of the pre-tax charges of $19,146,000 expected as a result of the disposal of PSMT Philippines.

(h)	This adjustment represents the Company’s initial estimate of the tax benefit expected from this transaction.

1

PRICESMART, INC.

Pro Forma Consolidated Statements of Operations

For the Nine Months Ended May 31, 2005

(unaudited - amounts in thousands, except per share data)

	As reported	Business Disposition (a)	Notes	Pro forma
Revenues:
Sales:
Net warehouse	$497,390	$(47,785)		$449,605
Export	394	—		394
Membership income	7,533	(658)		6,875
Other income	3,669	(563)		3,106

Total revenues	508,986	(49,006)		459,980

Operating expenses:
Cost of goods sold:
Net warehouse	426,370	(41,796)		384,574
Export	396	—		396
Selling, general and administrative:
Warehouse operations	62,326	(8,796)		53,530
General and administrative	17,549	—		17,549
Preopening expenses	42	—		42
Asset impairment and Closure costs	8,768	(34)		8,734

Total operating expenses	515,451	(50,626)		464,825

Operating income (loss)	(6,465)	1,620		(4,845)

Other income (expense):
Interest income	1,766	172	(b)	1,938
Interest expense	(6,411)	1,522		(4,889)
Other income (expense)	(427)	8		(419)

Total other income (expense)	(5,072)	1,702		(3,370)

Income (loss) before (provision) benefit for income taxes, minority interest and losses from unconsolidated affiliate	(11,537)	3,322		(8,215)
(Provision) benefit for income taxes	(4,041)	—		(4,041)
Losses of unconsolidated affiliate	(3,034)	—		(3,034)
Minority interest	402	—		402

Losses	(18,210)	3,322		(14,888)
Preferred Dividends	(648)	—		(648)

Net loss attributable to common stockholders	$(18,858)	$3,322		$(15,536)

Earnings (loss) per share - common stockholders:
Basic - per common share	$(1.02)	$0.18		$(0.84)
Diluted - per common share	$(1.02)	$0.18		$(0.84)
Shares used in per share computation:
Basic	18,409	18,409		18,409
Diluted	18,409	18,409		18,409

(a)	Except as noted, to eliminate the revenues and expenses attributable to PSMT Philippines.

(b)	The Business Disposition column also includes an adjustment of $572,000 for interest income from a loan acquired from the International Finance Corp. during fiscal 2005, which will continue to be owed by PSMT Philippines and accrue interest to the Company.

PRICESMART, INC.

Pro Forma Consolidated Statements of Operations

For the Year Ended August 31, 2004

(unaudited - amounts in thousands, except per share data)

	As reported	Business Disposition (a)	Pro forma
Revenues:
Sales:
Net warehouse	$594,225	$(58,845)	$535,380
Export	1,052	—	1,052
Membership income	8,768	(781)	7,987
Other income	5,655	(696)	4,959

Total revenues	609,700	(60,322)	549,378

Operating expenses:
Cost of goods sold:
Net warehouse	512,691	(51,707)	460,984
Export	1,090	—	1,090
Selling, general and administrative:
Warehouse operations	81,752	(10,473)	71,279
General and administrative	23,098	—	23,098
Preopening expenses	584	(584)	—
Asset impairment and closure costs	6,714	(3,985)	2,729

Total expenses	625,929	(66,749)	559,180

Operating income (loss)	(16,229)	6,427	(9,802)

Other income (expense):
Interest income	2,388	(459)	1,929
Interest expense	(11,061)	3,131	(7,930)
Other income (expense)	414	(129)	285

Total other income (expense)	(8,259)	2,543	(5,716)

Income (loss) before (provision) benefit for income taxes, minority interest and losses from unconsolidated affiliate	(24,488)	8,970	(15,518)
(Provision) benefit for income taxes	(4,244)	8	(4,236)
Losses of unconsolidated affiliate	(4,828)	—	(4,828)
Minority interest	3,578	(2,881)	697

Net income (loss)	(29,982)	6,097	(23,885)
Preferred dividends	(3,360)	—	(3,360)

Net income (loss) available (attributable) to common stockholders	$(33,342)	$6,097	$(27,245)

Earnings (loss) per share:
Basic - per common share	$(4.57)	$0.84	$(3.74)
Diluted - per common share	$(4.57)	$0.84	$(3.74)
Shares used in per share computation:
Basic	7,290	7,290	7,290
Diluted:	7,290	7,290	7,290

(a)	To eliminate the revenues and expenses attributable to PSMT Philippines.

(c) The following exhibit is filed herewith:

Exhibit No.	Description

2.1	Settlement Agreement and General Release of All Claims, entered into on August 5, 2005, by and among William Go, E-Class Corporation, PSMT Philippines, Inc., National Import and Export Company, San Marino International Corporation, Arcadia International Corporation, Christine Merchandising, Inc. and PriceSmart, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2005	PRICESMART, INC.

	By:	/s/ JOHN M. HEFFNER
John M. Heffner
Chief Financial Officer